Exhibit 23.3

Resource Modeling Inc.

March 30, 2012

TO:           Seabridge Gold Inc.

Ladies and Gentlemen:

Reference is made to the Annual Report on Form 40-F (the “40-F”) of Seabridge Gold Inc. (the “Company”), to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Exchange Act of 1934, as amended, and the Annual Information Form (the “AIF”) of the Company for the year ended December 31, 2011, which is being filed as an exhibit to and incorporated by reference in the 40-F.

I, Michael J. Lechner, P. Geo (B.C.), RPG, CPG, on behalf of myself and Resource Modeling Inc., hereby consent to the references to, and the information derived from, the following reports and to the references, as applicable, to my name and Resource Modeling Inc.’s name in connection with the following reports and documents in the AIF and the 40-F:

•	Updated resource estimate for the Kerr-Sulphurets-Mitchell (KSM) Project effective February 6, 2012;
•	Updated resource estimate for the Courageous Lake Project effective January 9, 2012;
•	Courageous Lake Updated Preliminary Economic Assessment 2011 dated July 15, 2011;
•	KSM Prefeasibility Study Update 2011 dated June 15, 2011;
•	March 2011 Updated KSM Mineral Resources dated March 29, 2011;
•	January 2011 Mineral Resource Estimate, Courageous Lake Project, Northwest Territories, Canada dated March 15, 2011;
•	KSM Preliminary Feasibility Study 2010 dated March 31, 2010; and
•	Seabridge Gold Inc. - Courageous Lake Project, Preliminary Economic Assessment – 2008 dated March 10, 2008.

Yours truly,

/s/ Michael J. Lechner
Michael J. Lechner, P. Geo (B.C.), RPG, CPG